Exhibit 3.1

Certificate of the Registration of a Company

Corporations Act 2001 Paragraph 1274 (2) (b)

This is to certify that

ATCOR MEDICAL HOLDINGS LIMITED

Australian Company Number 113 252 234

is taken to be registered as a company under the Corporations Act 2001 in Victoria.

On the twenty-ninth day of May 2018 the company changed its name to CARDIEX LIMITED

The company is limited by shares. The company is a public company.

The day of commencement of registration is the seventh day of March 2005.

Issued by the
Australian Securities and Investments Commission
on this ninth day of May 2019.

/s/ James Shipton
James Shipton
Chair